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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
Medi-Ject Corporation

We consent to incorporation by reference in the registration statements (Nos. 333-20389 and 333-40483) on Form S-8 of Medi-Ject Corporation of our report dated February 26, 1999, except as to note 12(c) which is as of March 26, 1999, relating to the balance sheets of Medi-Ject Corporation as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the annual report on Form 10-K of Medi-Ject Corporation.

                                         /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 30, 1999